Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-4 (Nos. 333-126097, 333-130557, and 333-136926) and Form S-8 (Nos. 333-115130, 333-102775, 333-98205 and 333-86856) of Pogo Producing Company of our report dated March 1, 2007, except as to Note 11, for which the date is August 17, 2007, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

PricewaterhouseCoopers LLP

Houston, Texas

August 17, 2007